Exhibit 10.22

Confidential

March 11, 2014

Mr. Shawn Patterson

5007 Northwest Way

Hurricane, WV 25526

Dear Shawn:

We are pleased to offer you this letter-agreement in recognition of the contribution you make to the “Company” through your knowledge, skills, experience and qualifications. The “Company” as used herein means NiSource Inc. or any of its affiliates or subsidiaries, or their successors. Therefore, we wish to offer you an inducement to remain in the employ of the Company through at least March 31, 2018.

RETENTION BONUS. In consideration for your continued performance of your duties, you will receive a retention bonus in the gross amount of $100,000 on March 31, 2014. In the event you remain employed with the Company through March 31, 2016 you shall receive a retention bonus in the gross amount of $200,000, within 30 days of such date. In the event you remain employed with the Company through March 31, 2018, you shall receive a retention bonus in the gross amount of $200,000, within 30 days of such date. The Company will cause to be withheld from the retention bonuses all appropriate state, federal, and local taxes prior to its disbursement to you.

You will be entitled to receive any unpaid retention bonuses in the event the Company terminates your employment for a reason other than “For Cause”.

For purposes of this letter-agreement only, “For Cause” shall mean: (1) your conviction on, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or moral turpitude; (2) your engaging in any unethical, immoral or fraudulent conduct which discredits the Company or its affiliates; (3) your substantial nonperformance of your material duties and responsibilities; (4) your violation of the Company’s Code of Business Conduct; or (5) your violation of the confidentiality obligations set forth below.

CONFIDENTIALITY. You shall keep the terms of this letter-agreement strictly confidential. If you divulge any of the terms of this letter-agreement to any third party besides your spouse, tax preparer, or attorney (who shall be advised of this confidentiality obligation), you shall be in breach of this letter-agreement.

Mr. Shawn Patterson

March 11, 2014

MODIFICATION/NO WAIVER. No provision of this letter-agreement may be modified or waived unless such modification or waiver is agreed to in writing signed by both parties. The Company’s failure to insist upon strict compliance with any provision of this letter-agreement shall not be deemed to be a waiver of such provision or any other provision of this letter-agreement.

EMPLOYMENT RELATIONSHIP. Nothing in this letter-agreement is intended to modify the at-will employment relationship between the Company and you. Either the Company or you have the power to terminate the employment relationship with or without cause.

This letter shall be construed and interpreted pursuant to the laws of the state of Indiana.

Upon your acceptance of and execution of this letter-agreement, this shall become a binding agreement between the parties. If you have any questions in the meantime, you may contact Robert D. Campbell, Sr. VP Human Resources. We would appreciate your returning the signed copy to us by March 19, 2014, on which date this offer shall expire if not accepted by you.

Sincerely,

/s/ Robert D. Campbell
Robert D. Campbell
Sr. Vice President
Human Resources

Accepted by and agreed to this 18 day of March, 2014.

/s/ Shawn Patterson
Shawn Patterson